UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): September 3, 2004


                              WCA Waste Corporation
             (Exact name of registrant as specified in its charter)


           Delaware                     000-50808              20-0829917
  (State or other jurisdiction of      (Commission            (IRS Employer
           incorporation)              File Number)          Identification No.)

                            One Riverway, Suite 1400
                                 Houston, Texas                  77056
                  (Address of principal executive offices)     (Zip Code)

       Registrant's telephone number, including area code: (713) 292-2400


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [   ]  Written communications pursuant to Rule 425 under the Securities
                Act (17 CFR 230.425)

         [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange
                Act (17 CFR 240.14a-12)

         [   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

     On September 3, 2004, WCA of Alabama, L.L.C. ("WCA of Alabama"), a subsidiary of WCA Waste Corporation ("WCA"), entered into a series of agreements with Blount Recycling, LLC, BRC, LLC, Bluewater Diving, LLC, Frank Hollis and Van Mulvehill (collectively, the "Selling Parties") in order to acquire Blount Recycling, LLC and related entities. The closing of the agreements also occurred on September 3, 2004. The aggregate purchase price of the acquisition, plus working capital and prepaid price adjustments, was approximately $9.5 million. The purchase price is subject to further adjustments based on final determinations of working capital. In addition, WCA of Alabama agreed to assume certain customer contracts and an operating lease with respect to a transfer station. WCA used borrowings under its revolving credit facility to pay the consideration for the acquisition as described in Item 2.03 below.

     The acquisition included a construction and demolition landfill, three collection companies and two transfer facilities. The 240-acre landfill is located 20 miles north of Birmingham, Alabama in Trafford, Alabama. The landfill has 130 acres permitted to accept construction and demolition debris and 28 years of remaining life at current volumes. The collection companies are located in Birmingham, Huntsville and Tuscaloosa, Alabama and include 30 trucks servicing approximately 750 customers. All of the waste collected is either currently internalized into the Blount landfill or will be internalized into the WCA-owned Fines landfill located approximately 45 miles southeast of Birmingham.

     The agreement also contains customary representations, warranties and covenants, certain indemnifications by the Selling Parties and WCA of Alabama, and covenants not to compete by the Selling Parties. Prior to the execution of the agreements, no material relationship existed between WCA or its affiliates and any of the Selling Parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     In June 2004 as part of the consummation of WCA's initial public offering, WCA Waste Systems, Inc. ("WCA Waste Systems"), WCA's operating subsidiary, entered into a third amended and restated $150 million senior secured credit agreement that included a revolving credit facility, swing line facility and letter of credit facility. All amounts under this facility are recourse obligations secured by the assets of WCA Waste Systems and its subsidiaries and are subject to acceleration upon the occurrence of certain events, including nonpayment, breaches of representations, warranties and covenants (subject to cure in certain instances), bankruptcy or insolvency, defaults under other debt arrangements, failure to pay judgments and the occurrence of events creating material adverse effects. A description of the agreement, including as to the term of the facilities and interest rates, is included in WCA's quarterly report on Form 10-Q for the quarter ended June 30, 2004 and the agreement itself is filed as an exhibit thereto. Such description of the agreement is incorporated herein by reference.

     In order to fund the acquisitions described in Item 1.01 above and Item
8.01 below, WCA made withdrawals of approximately $10 million under the revolving credit facility. Further, WCA has made a series of other withdrawals under the revolving credit facility since June 23, 2004. As of September 8, 2004, $90.2 million was outstanding under the revolving credit facility.

Item 8.01   Other Events.

     On September 8, 2004, WCA Waste Corporation issued a press release announcing the acquisition of Power Waste, a collection company located in Birmingham, Alabama. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

      (c)  Exhibits.

           Exhibit 99.1 WCA Waste Corporation Press Release, dated September 8, 2004, announcing the acquisition of Power Waste.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             WCA WASTE CORPORATION


Date: September 9, 2004      /s/ Charles A. Casalinova
                             -------------------------------------------------
                             Charles A. Casalinova
                             Senior Vice President and Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit        Description
-------        -----------

   99.1 WCA Waste Corporation Press Release, dated September 8, 2004, announcing the acquisition of Power Waste.